EXHIBIT 5.1

10001 Woodloch Forest Dr. Suite 200 The Woodlands, Texas 77380 +1.713.220.4800 Phone +1.713.220.4815 Fax andrewskurth.com

May 18, 2017

Newpark Resources, Inc.
9320 Lakeside Blvd., Suite 100
The Woodlands, Texas 77381

Ladies and Gentlemen:

We have acted as counsel for Newpark Resources, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) of the registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale of up to an additional 1,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued by the Company pursuant to the Newpark Resources, Inc. Amended and Restated Employee Stock Purchase Plan (the “Plan”).

In rendering the opinions hereinafter expressed, we have examined and relied on: (i) originals or copies, certified or otherwise identified to our satisfaction, of the following: (a) the Registration Statement; (b) the Plan; (c) the Restated Certificate of Incorporation of the Company, as amended to date; (d) the Amended and Restated Bylaws of the Company, as amended to date; (e) certain resolutions of the Board of Directors of the Company; and (f) such other instruments and documents as we have deemed necessary or advisable for the purposes of the opinions set forth herein; and (ii) such statutes, including the Delaware General Corporation Law, as we have deemed necessary or advisable for the purposes of this opinion.
In our examination, we have assumed and have not verified (i) the legal capacity of all natural persons, (ii) that all signatures on documents examined by us are genuine, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity to the original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies. As to any facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of the Company and of public officials, and we have not independently verified any factual matter relating to the opinions expressed herein.
Based upon the foregoing and such legal considerations as we deem relevant, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and upon issuance and delivery of the Shares from time to time pursuant to the terms of the Plan, and upon receipt by the Company of lawful consideration therefor

ANDREWS KURTH KENYON LLP
Austin Beijing Dallas Dubai Houston London New York Research Triangle Park Silicon Valley The Woodlands Washington, DC

Newpark Resources, Inc.
May 18, 2017

under Delaware law in accordance with the terms of the Plan, such Shares will be validly issued, fully paid and non-assessable.
The foregoing opinions are based on and limited to the Delaware General Corporation Law and we express no opinion as to the laws of any other jurisdiction. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.
We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.
Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time.
Very truly yours,
/s/ Andrews Kurth Kenyon LLP